Exhibit 99.1

THE LGL GROUP REPORTS THIRD QUARTER 2022 RESULTS

ORLANDO, FL November 14, 2022 – The LGL Group, Inc. (NYSE American: LGL) (the “Company” or “LGL”) announced its financial results for the three and nine months ended September 30, 2022.

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Revenue of $8.8 million for the three months ended September 30, 2022 increased 16.8% compared to $7.5 million for the comparable prior year period. For the nine months ended September 30, 2022, revenue was $24.3 million, a 16.2% increase from the $20.9 million reported for the comparable prior year period.

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Realized and unrealized losses aggregating $4.4 million for the nine months ended September 30, 2022, largely related to unrealized losses recorded for the Company’s ongoing investment in IronNet, Inc.

•	Diluted net loss of $0.27 per share compared to income of $5.97 for the prior year quarter, and a loss of $0.58 for the nine months versus income of $5.96 for the comparable prior year period.
•	Backlog of $44.2 million at September 30, 2022, up 48.3% versus $29.8 million as of Q4 2021 and up 102.3% compared to $21.8 million at September 30, 2021.
•	Net working capital of $47.7 million including cash and marketable securities of $39.4 million and $7.6 million of inventory as of September 30, 2022.
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Adjusted EBITDA for the three months ended September 30, 2022 was $611,000 or $0.11 per diluted share compared to $719,000, or $0.14 per diluted share for the three months ended September 30, 2021.  For the nine months ended September 30, 2022, adjusted EBITDA was $1,929,000 or $0.36 per diluted share compared to $1,683,000 or $0.32 per diluted share for the comparable prior year period.

RESULTS FROM OPERATIONS

Revenues for the three months ended September 30, 2022 increased $1.3 million, or 16.8%, to $8.8 million from $7.5 million for the three months ended September 30, 2021. Revenues for the nine months ended September 30, 2022 increased $3.4 million, or 16.2%, to $24.3 million from $20.9 million for the nine months ended September 30, 2021. The revenue increase reflects the continued recovery of the avionics market and strong defense product shipments. Gross margins were 32.8% for the three months ended September 30, 2022 compared to 36.2% for the comparable period in the prior year. Gross margins were 35.8% for the nine months ended September 30, 2022 compared to 36.3% for the comparable period in the prior year. The decrease in gross margins for the three and nine month periods ended September 30, 2022, as compared to the corresponding prior year periods, reflect the effects of product mix changes and inflationary headwinds due to labor and materials cost increases on long term contracts, partially offset by increased business volume.

Backlog was $44.2 million at September 30, 2022 versus $29.8 million at December 31, 2021 and $21.8 million at September 2021. Backlog included $44.1 million and $21.8 million for our electronic components (MtronPTI) segment and approximately $128,000 and $74,000 for our electronic instruments segment (PTF) as of September 30, 2022, and September 30, 2021, respectively. Quarterly bookings were $9.6 million for the third quarter of 2022, $13.8 million for the second quarter of 2022, $15.3 million for the first quarter of 2022, and $15.2 million for the fourth quarter of 2021. During the last four quarters we have had record bookings that continue to be above sales reflecting improved orders from the continued recovery of the avionics market along with strong defense orders, as we continue to pull in orders from our customers for 2023 and beyond, much of which is expected to ship subsequent to 2022. Supply chain constraints within our industry have pushed our customers to order well in advance to secure product deliveries for their production requirements.

For the three months ended September 30, 2022, GAAP operating income was $121,000 compared to a loss of ($746,000) in the comparable period of 2021, inclusive of $61,000 of increased stock compensation expense and the prior year quarter donation of IRNT shares of $1,318,000. For the nine months ended September 30, 2022, GAAP operating income was $466,000 compared to a loss of ($190,000) in the comparable period of 2021. As explained above, the increase reflects higher revenue with lower margins partly offset by inflationary pressures, $267,000 of increased stock compensation expense and $575,000 of Spin-Off costs and the prior year donation of IRNT shares of $1,318,000 for the nine months ended September 30, 2022.

Other (expense) income, net was ($2,083) for the three months ended September 30, 2022 compared to $41,575 in the prior year quarter. For the period ending September 30, 2021, LGL recorded a significant non-recurring item in its receipt of NYSE listed equity from its investment in a SPAC sponsor. During the three and nine months ended September 30, 2021 the company recognized gains of $59.5 million and $60.2 million respectively on its equity investment in an unconsolidated subsidiary. Investment loss was $4.4 million for the nine months ended September 30, 2022 compared to $18.7 million for the nine months ended September 30, 2021. The investment loss for the nine months ended September 30, 2022 was primarily related to IRNT related investment losses of $3.8 million (realized and unrealized) and unrealized investment losses of $661,000 from the remainder of the portfolio. During the nine months ended September 30, 2021, unrealized loss on marketable securities was $18.7 million including the loss of $19.8 million from the change in fair value of IRNT security holdings from the date of Sponsor distribution through the end of the third quarter, and the $940,000 gain from derivative transactions related to IRNT securities and an unrealized gain of $174,000.

Net loss was $3.1 million for the nine months ended September 30, 2022, compared to income of $31.8 million for the comparable prior year period. The decrease was primarily from the previously discussed investment gain offset by one-time Spin-Off costs. Diluted net (loss) income per share for the nine months ended September 30, 2022 and 2021 was $(0.58) and $5.96, respectively.

Adjusted EBITDA, a non-GAAP measure, was $1.9 million for the nine months ended September 30, 2022 versus $1.7 million for the nine months ended September 30, 2021. Adjusted EBITDA excludes non-recurring and non-operating items to present solely the core operating results (See non-GAAP reconciliation in the Appendix).

Prior to the Spin-Off and at September 30, 2022, the Company had two reportable business segments; electronic components consisting of MtronPTI, and electronic instruments consisting of Precise Time and Frequency (“PTF”). The electronic components segment is focused on the design, manufacture and marketing of highly-engineered, high reliability frequency and spectrum control products. These electronic components ensure reliability and security in aerospace and defense communications, low noise and base accuracy for laboratory instruments, and synchronous data transfers throughout the wireless and Internet infrastructure. The electronic instruments segment, or PTF, is focused on the design and manufacture of high performance Frequency and Time Reference Standards that form the basis for timing and synchronization in various applications.

Business segment information follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Electronic components	$8,417	$7,173	$23,172	$19,834
Electronic instruments	344	328	1,131	1,085
Total consolidated revenues	$8,761	$7,501	$24,303	$20,919
Operating Income (Loss)
Electronic components	$756	$854	$2,521	$2,037
Electronic instruments	(39)	32	(53)	150
Unallocated corporate expense	(596)	(1,632)	(2,002)	(2,377)
Total operating income (loss)	121	(746)	466	(190)
Interest income (expense), net	51	(3)	51	(9)
Gain on equity investment in unconsolidated subsidiary	—	60,205	—	59,453
Investment loss	(2,121)	(18,867)	(4,449)	(18,665)
Other (expense) income, net	(13)	240	(37)	280
Total other (expense) income, net	(2,083)	41,575	(4,435)	41,059
(Loss) Income Before Income Taxes	$(1,962)	$40,829	$(3,969)	$40,869

Operating income is equal to revenues less cost of sales and operating expenses (engineering, selling and administrative expenses).

BALANCE SHEET

The Company’s balance sheet reflects cash and marketable securities of $39.4 million, $0.9 million of which relate to our 1,288,620 shares of IronNet, Inc. (IRNT), and total net working capital of $47.7 million at September 30, 2022. This compares to cash and marketable securities of $45.2 million, and total net working capital of $51.4 million at December 31, 2021. Total inventory was $7.6 million, including $3.7 million of raw materials, $2.7 million of WIP, and $1.2 million of finished goods, up $2.1 million from inventory of $5.5 million as of December 31, 2021.

Since inception and as of September 30, 2022, the Company has disposed of 1,555,315 of its 2,843,935 shares of IRNT common stock and received related proceeds of approximately $20.2 million.

SPIN-OFF

On August 3, 2022, LGL announced that its Board of Directors approved the previously announced separation of the M-tron Industries, Inc. (subsequently defined in “About the LGL Group Inc.” as “MtronPTI”) business into an independent, publicly traded company (the "Separation"). Prior to the Separation, LGL Group operated its electronic instruments business segment through its wholly-owned subsidiary, Precise Time and Frequency (“PTF”) and its electronic components business segment through MtronPTI.

On October 7, 2022 the Separation of the MtronPTI business was completed and MtronPTI became an independent, publicly-traded company trading on the NYSE American under the stock symbol "MPTI."

The Separation was achieved through the Parent’s distribution (the “Distribution”) of 100% of the shares of MtronPTI's common stock to holders of LGL's common stock as of the close of business on the record date of September 30, 2022. LGL's stockholders of record received one-half share of MtronPTI's common stock for every share of LGL's common stock. In connection with the Separation, the MtronPTI wrote off $4,439,000 of intercompany receivables due from LGL, which brought intercompany balances to zero. LGL retained no ownership interest in the MtronPTI business following the Separation. Spin-Off costs were $232,000 and $575,000 for the three and nine months ended September 30, 2022, respectively. Beginning in the fourth quarter of 2022, the historical financial results of the MtronPTI business for periods prior to the Distribution Date along with the related direct costs of the Spin-Off will be reflected in the Company’s consolidated financial statements as discontinued operations.

About The LGL Group, Inc.

LGL’s business strategy is primarily focused on growth through expanding new and existing operations across all industries, including the Company’s wholly owned Precise Time and Frequency Corporation (PTF) based in Wakefield Massachusetts. The LGL Group Inc.'s engineering and design origins date back to the early part of the last century. In 1917, Lynch Glass Machinery Company, the predecessor of LGL, was formed, and emerged in the late twenties as a successful manufacturer of glass-forming machinery. The company was then renamed Lynch Corporation, and was incorporated in 1928, under the laws of the State of Indiana. In 1946, Lynch was listed on the “New York Curb Exchange,” the predecessor to the NYSE American. The company has had a long history of owning and operating various businesses in the precision engineering, manufacturing and services sectors.

Precise Time and Frequency (PTF) was founded in 2002 and offers customers frequency reference and time standard synchronization solutions tailored to meeting performance requirements. PTF is housed in a well-equipped, modern, facility and staffed by a highly dedicated and experienced team of time and frequency professionals. Although the company offers a wide range of standard instruments and options, new requirements are enthusiastically embraced, resulting in an ever-expanding capability. Products include NTP Servers, broadband amplifiers, RF distribution, 1PPS distribution, and fiber optic distribution. The company has developed a comprehensive portfolio of time and frequency instrumentation including frequency standards, time standards, and time code generators, complemented by a wide range of ancillary products such as RF distribution amplifiers, Digital distribution amplifiers, Time Code distribution amplifiers, and redundancy switches. Thousands of instruments have been delivered to a broad range of applications worldwide, from simple network time servers to synchronize local computers and instruments, to fully redundant and highly sophisticated Satellite Communications and Broadcast systems. Military applications include synchronization of mobile Satcom terminals, high performance sources for calibration, a unique SAASM solution, and test equipment providing the ultimate in frequency stability and phase noise performance.

M-tron Industries, Inc. (“Mtron”) was originally founded in 1965 as Mechtronics Industries, Inc. Shortly thereafter, the name was formally changed to M-tron Industries, Inc. The primary business of Mtron during the early years was building crystals for the CB radio market. When technology changed in the late 1970s, so did Mtron. A change in marketing approach and continued development of products provided new life for the company. Mtron became known as a supplier of high quality, high reliability crystal, oscillator, and to some degree, VCXO (Voltage Controlled Crystal Oscillator) and TCXO (Temperature Compensated Crystal Oscillator) products which would be used in applications such as telecommunication infrastructure used to make phone systems and later on, the internet function. In 1976, M-tron Industries, Inc. was acquired. In 2002, Mtron acquired the assets of Champion Technologies, Inc. of Franklin Park, Illinois. Champion was a spin-off of Motorola during the mid-1980s. This acquisition helped Mtron recover more quickly from the telecom market collapse of 2001 and 2002 by expanding product offering, as well as customer base.

In 1965, at nearly the same time that Mtron was established, another company was organized, known as Piezo Technology, Inc. (“PTI”). PTI was organized for the purpose of designing and building crystal filters used in all types of equipment where certain types of noise need to be filtered out of a circuit. PTI grew over the years in both business and products to include LC (Lumped Element) filters, TCXO and OCXO (Oven Controlled Crystal Oscillator) products. Primary markets for PTI were Military, Avionics and Instrumentation. In 1995 PTI opened a manufacturing location in India and in 2004 M-tron Industries, Inc. acquired Piezo Technology, Inc.

The combined operations of Mtron and PTI are referred to as “MtronPTI”, and are headquartered in Orlando, Florida. MtronPTI currently has a global footprint and serves most major markets that require precision timing and filter products. The Company’s target market segments include high-end telecommunications, and military, instrumentation, space and avionics (referred to as “MISA”). MtronPTI has operations in Orlando, Florida, Yankton, South Dakota and Noida, India. In addition, MtronPTI has sales offices in Hong Kong and Shanghai, China. MtronPTI is currently in the process of being spun off from LGL Group, subject to shareholder approval.

For more information on the Company and its products and services, contact Ivan Arteaga at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Ivan Arteaga

The LGL Group, Inc.

iarteaga@lglgroup.com

(407) 298-2000

THE LGL GROUP, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in Thousands, Except Share and Per Share Amounts)

	For the Three Months Ended September 30,
	2022	2021
REVENUES	$8,761	$7,501
Costs and expenses:
Manufacturing cost of sales	5,891	4,782
Engineering, selling and administrative	2,749	3,465
OPERATING INCOME (LOSS)	121	(746)
Gain on equity investment in unconsolidated subsidiary	—	60,205
Investment loss	(2,121)	(18,867)
Other income, net	38	237
(LOSS) INCOME BEFORE INCOME TAXES	(1,962)	40,829
Income tax (benefit) expense	(503)	9,049
NET (LOSS) INCOME	$(1,459)	$31,780

Weighted average number of shares used in basic EPS calculation	5,346,043	5,273,786
BASIC NET (LOSS) INCOME PER COMMON SHARE	$(0.27)	$6.03
Weighted average number of shares used in diluted EPS calculation	5,346,043	5,325,815
DILUTED NET (LOSS) INCOME PER COMMON SHARE	$(0.27)	$5.97

	For the Nine Months Ended September 30,
	2022	2021
REVENUES	$24,303	$20,919
Costs and expenses:
Manufacturing cost of sales	15,591	13,334
Engineering, selling and administrative	8,246	7,775
OPERATING INCOME (LOSS)	466	(190)
Gain on equity investment in unconsolidated subsidiary	—	59,453
Investment loss	(4,449)	(18,665)
Other income, net	14	271
(LOSS) INCOME BEFORE INCOME TAXES	(3,969)	40,869
Income tax (benefit) expense	(881)	9,080
NET (LOSS) INCOME	$(3,088)	$31,789

Weighted average number of shares used in basic EPS calculation	5,334,774	5,273,263
BASIC NET (LOSS) INCOME PER COMMON SHARE	$(0.58)	$6.03
Weighted average number of shares used in diluted EPS calculation	5,334,774	5,334,534
DILUTED NET (LOSS) INCOME PER COMMON SHARE	$(0.58)	$5.96

THE LGL GROUP, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollars in Thousands)

	September 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$22,291	$29,016
Marketable securities	17,070	16,167
Accounts receivable, net	5,622	4,667
Inventories, net	7,584	5,492
Prepaid expenses and other current assets	217	494
Total Current Assets	52,784	55,836
Property, plant and equipment, net	3,560	3,383
Right-of-use lease assets	290	396
Intangible assets, net	196	252
Deferred income tax assets	1,056	34
Other assets	18	5
Total Assets	$57,904	$59,906
LIABILITIES AND STOCKHOLDERS' EQUITY
Total Current Liabilities	$5,132	$4,426
Total Long-Term Liabilities	593	737
Total Liabilities	5,725	5,163
Total Stockholders' Equity	52,179	54,743
Total Liabilities and Stockholders' Equity	$57,904	$59,906

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated financial statements presented on a GAAP (generally accepted accounting principles) basis, the Company uses certain non-GAAP measures, including Adjusted EBITDA, which we define as (loss) income before taxes adjusted to exclude depreciation and amortization expense, interest income and expense, income taxes expense (benefit), stock-based compensation expense, investment income and loss, and other items we believe are discrete events which have a significant impact on comparable GAAP measures and could distort an evaluation of our normal operating performance. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

Reconciliation of GAAP Income Before Income Taxes to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended September 30,
	2022	2021
(000's, except share and per share amounts)
(Loss) income before income taxes	$(1,962)	$40,829
Interest income (expense), net	(51)	3
Depreciation and amortization	191	146
Non-cash stock compensation	80	19
Gain on equity investment in unconsolidated subsidiary	—	(60,205)
Investment loss	2,121	18,609
Non-cash donation of IRNT common stock	—	1,318
Spin-Off costs	232	—
Adjusted EBITDA	$611	$719

Basic per share information:
Weighted average shares outstanding	5,346,043	5,273,786
Adjusted EBITDA per share	$0.11	$0.14

Diluted per share information:
Weighted average shares outstanding	5,346,043	5,325,815
Adjusted EBITDA per share	$0.11	$0.14

	For the Nine Months Ended September 30,
	2022	2021
(000's, except share and per share amounts)
(Loss) income before income taxes	$(3,969)	$40,869
Interest income (expense), net	(51)	9
Depreciation and amortization	542	417
Non-cash stock compensation	383	116
Gain on equity investment in unconsolidated subsidiary	—	(59,453)
Investment loss	4,449	18,407
Non-cash donation of IRNT common stock	—	1,318
Spin-Off costs	575	—
Adjusted EBITDA	$1,929	$1,683

Basic per share information:
Weighted average shares outstanding	5,334,774	5,273,263
Adjusted EBITDA per share	$0.36	$0.32

Diluted per share information:
Weighted average shares outstanding	5,334,774	5,334,534
Adjusted EBITDA per share	$0.36	$0.32